EXHIBIT 99.1

InFocus Announces 2009 Corporate Restructuring and Immediate Reduction in Workforce

WILSONVILLE, Ore., December 15, 2008 – InFocus® Corporation (NASDAQ: INFS) today announced a plan to restructure the Company and reduce its global workforce by approximately 30%, commencing in January 2009 and spanning a twelve month period.

The Company anticipates fourth quarter 2008 results to be impacted by slower than expected growth in all segments and regions. The workforce reduction will begin immediately and continue throughout 2009, with the majority of the reductions completed in the first half of 2009.

“We’ve made quite difficult, but necessary, decisions resulting from a number of factors affecting our business,” said Bob O’Malley, president and chief executive officer of InFocus Corporation. “During September, we began to see a global softening in demand for projectors and experienced increased margin pressure in our markets. October was encouraging and we entered the fourth quarter with optimism and a fresh inventory of new products in the pipeline, ready for sale. However, the continued economic downturn and reduction in spending have caused us to re-evaluate our strategy as we enter 2009.”

The Company currently expects to incur restructuring charges in the fourth quarter of 2008 ranging from $5.3 million to $6.1 million. Approximately $1.3 million to $1.6 million of the charge is related to the planned headcount reduction, and consists primarily of severance payments, to occur during the fourth quarter of 2008 and over the course of 2009. The charge associated with facilities is estimated to be approximately $4.0 million to $4.5 million and consists of costs to vacate excess leased facility space primarily located at the Company’s headquarters in Wilsonville, Oregon. The charges related to facilities will be incurred in the fourth quarter of 2008 and the first half of 2009 as the space is vacated.

The Company’s 2009 business model will be built off a breakeven point of $50-55 million revenue per quarter, down 30% from previous assumptions. The Company believes it will achieve profitable operations with an 18% gross margin target and operating expenses in the range of $10 -11 million per quarter.

“Our 2009 business model will be based on a targeted and simplified product line combined with prudent management of cash outlays and expense levels. In 2009, we will focus on streamlined sales and marketing programs in our core markets in the education, business and high-end home entertainment markets,” he concluded.

As previously announced, the Company has retained the services of investment banking firm Thomas Weisel Partners LLC to provide advisory services to the Company, including advice concerning unsolicited offers from outside sources expressing interest in purchasing the Company.

The Company has also suspended the stock repurchase plan, approved in August of 2008 by its Board of Directors, to buy back up to 4 million shares of common stock over a three year period.

The Company will host a conference call to discuss the above topics on Tuesday, December 16, 2008 at 9:00 a.m. (Eastern). The conference can be accessed by calling (888) 713-4214 (U.S. participants) or (617) 213-4866 (International participants) and pin # 27193598, or via live audio web cast at www.infocus.com. Upon completion of the call, the web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through December 30, 2008 by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International) and pin # 78071608.

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The Company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained – in meetings, presentations, classrooms and living rooms around the world. Backed by more than 20 years of experience and innovation in digital projections, and over 240 patents, InFocus is dedicated to setting the industry standard for large format visual display. The Company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the Company’s website at www.infocus.com.

Forward Looking Statements

This press release contains forward looking statements, including statements concerning a corporate restructuring and plan for reductions in workforce, the expected timing and charges related to these plans, the Company’s expectations concerning sales for the remainder of 2008 and first two quarters of 2009, and the Company’s 2009 business plan and levels of revenue, gross margin and operating expense required to achieve breakeven performance in 2009. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, and the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with our transition to new contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to expected cost savings resulting from, and timing of completion of, our restructuring activities, our ability to timely and efficiently execute our restructuring plans; and 4) in regard to the Company’s evaluation of strategic alternatives, uncertainties associated with the ability to identify and execute a transaction, set of transactions or strategy that results in an increase to shareholder value. A more complete listing of the risk factors that could cause actual results to differ from these forward looking statements can be found in the company’s periodic reports on Form 10Q and 10K. The forward-looking statements contained in this press release speak only as of the date which they are made and the company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date.

Contacts:

Lisa K. Prentice, Chief Financial Officer

503-685-8980

Mona J. Walsh, Edelman

212-704-4598

Mona.walsh@edelman.com